ANNEX A

                              AMENDMENT TO THE

                         ARTICLES OF INCORPORATION

                                     OF

                     REDWOOD ENTERTAINMENT GROUP, INC.

     Redwood Entertainment Group, Inc., a corporation organized under the laws of the State of Nevada, on November 3, 1986, hereby adopts the following Articles of Amendment to its Articles of Incorporation pursuant to the provisions of Chapter 78 of Nevada Revised Statutes (the "Statute"),

Sections 78.385 and 78.390.


                                     I


     The Articles of Incorporation shall be amended to read as follows:


                                 ARTICLE I


                                    NAME


     The name of the corporation is: SaVi Media Group, Inc.


                                 ARTICLE IV


                               CAPITAL STOCK

     Section 1. Authorized Shares. The total number of shares which this

Corporation is authorized to issue is 1,000,000,000 shares of Common Stock at $.001 par value per share.

                                     II


     The date of the adoption of the foregoing amendments by a duly constititued quorum of the shareholders was August ___, 2004.  The number of shares outstanding in the Corporation and entitled to vote on the

amendment was ____________.   All stock in the Corporation is entitled to

one vote per share for each matter coming before the meeting of the shareholders.  The number of shares that voted in favor of the amendment were __________.  The number of shares that voted against the above amendments was ____________.
                                    III


     The shareholders duly approved a one share for twenty-five shares reverse split of the outstanding common shares of the Corporation as of the date of this Amendment to the Articles of Incorporation, with no currently outstanding share certificate exceeding 100 shares being reduced below 100 common shares and no currently outstanding share certificate representing fewer than 100 common shares being affected by the reverse split.  The authorized capital shares of the Corporation shall be as set forth above.


     IN WITNESS HEREOF, this Amendment to the Articles of Incorporation have been executed on this ____ day of August, 2004.


                              By: ________________________________
                                     Michael R. Davis, Interim President


                              By: ________________________________
                                     Kathy Procopio, Secretary

STATE OF _______________      )
                              :ss.
COUNTY OF ____________)



     On the ____ day of August, 2004, personally appeared before me, a

Notary Public, Michael R. Davis and Kathy Procopio, who acknowledged that they are respectively the Interim President and Secretary of Office

Managers, Inc. and that they are authorized to and did execute the above instrument.


____________________________
Notary Public                 My Commission Expires _____________